Exhibit 99.3

Spirit AeroSystems, Inc. Completes Refinancing of Its Senior Secured Credit Facility

WICHITA, Kan., March 18, 2014 — Spirit AeroSystems, Inc. (“Spirit” or “the Company”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (NYSE:SPR), announced today that it has closed a refinancing of its $540.4 million senior secured term loan B. The new $540.4 million term loan B, which was priced at LIBOR plus 2.50% and matures in September 2020, replaces the term loan B that was scheduled to mature in April 2019.

This press release contains forward-looking statements. These statements are subject to the general inherent risks in Spirit’s business and in the credit markets and reflect the Company’s current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Spirit’s business and operations involve numerous risks and uncertainties, many of which are beyond its control, which could result in Spirit’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit’s business in general, please refer to Spirit AeroSystems Holdings, Inc.’s filings with the Securities and Exchange Commission.

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

On the web: http://www.spiritaero.com

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Contact:        Coleen Tabor, Investor Relations, (316) 523-7040

Ken Evans, Corporate Communications, (316) 523-4070